Exhibit 99.1

JER INVESTORS TRUST INC. ANNOUNCES MOVE TO OTC MARKET, WITHDRAWAL OF PUBLIC OFFERING OF CLASS A COMMON STOCK AND REPLACEMENT OF QUARTERLY DIVIDEND WITH AN ANNUAL DIVIDEND

McLean, Va., March 26, 2009: JER Investors Trust Inc. (NYSE: JRT) (the “Company”) today announced that it has received written notice from the New York Stock Exchange (the “NYSE”) that it is not in compliance with the NYSE’s continued listing standards applicable to the Company requiring that it maintain a 30-day trailing average global equity market capitalization of at least $15.0 million (this standard has temporarily been lowered from $25.0 million through June 30, 2009). The NYSE will permanently suspend trading of the Company’s common stock prior to the market open on March 31, 2009. As of March 31, 2009, the trading of the Company’s common stock will occur over-the-counter.

The Company also announced the withdrawal of its proposed public offering of Class A common stock, which was previously announced on March 3, 2009, due to market conditions. As a result, the condition precedent to the Company’s agreement to repurchase all of its outstanding trust preferred securities with an aggregate liquidation amount of $60.0 million did not occur, and the trust preferred securities will remain outstanding.

The Company also announced that it is discontinuing its regular quarterly dividend and will replace it with an annual dividend to the extent required to satisfy REIT distribution requirements. In addition, to the extent we are required to make a dividend payment with respect to 2009, we may elect to pay up to 90% of such dividends in stock in accordance with Internal Revenue Service Revenue Procedure 2008-68.

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About the JER Investors Trust Inc.

JER Investors Trust Inc. is a specialty finance company that invests in commercial real estate structured finance products. The Company’s target investments primarily include commercial mortgage backed securities, whole commercial mortgage loans, mezzanine loans and net leased real estate assets. The Company is organized and conducts its operations so as to qualify as a REIT for federal income tax purposes. For more information regarding the Company, please visit http://www.jer.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, changes in the real estate and capital markets, our liquidity, our ability to source and fund new investments, the effect of trading on an over-the-counter market and other risks detailed from time to time in the Company’s SEC reports. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

J. Michael McGillis

Chief Financial Officer

JER Investors Trust Inc.

(703) 714-8000